UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2011

JOSHUA GOLD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53809	27-0531073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72 Birch Street East Chapleau, Ontario, Canada	POM 1K0

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (705) 864-1095

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.

On June 25, 2011, Joshua Gold Resources Inc. (the “Company”) entered into a mineral property acquisition agreement (the “Firelake Acquisition Agreement”) with Firelake Resources Inc. (“Firelake”) pursuant to which the Company agreed to acquire from Firelake certain mineral interests located in the townships of Eric and Huffman in the Province of Ontario, Canada (the “Property”) in consideration of the following:

1)  Fifty Thousand and No/100 Dollars (CDN $50,000*) paid by Company to Firelake as follows:

i) CDN $25,000** on or before January 31, 2012; and

ii) CDN $25,000** on or before January 31, 2013;

2)  Two Million (2,000,000) shares of common stock of Company to be issued to Firelake on or before January 31, 2012; and

3)  Upon commencement of commercial production of the Property, the Company paying to Firelake a royalty equal to 2% of all net smelter returns on minerals from the Property (the “Royalty”).

The description of the Firelake Acquisition Agreement is qualified in its entirety by reference to the full text of the Firelake Acquisition Agreement, which is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference.

*CDN $50,000 is approximately USD $52,220.

**CDN $25,000 is approximately USD $26,102.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The disclosure required by this item is included in Item 1.01 hereof and is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to the terms and conditions of the Firelake Acquisition Agreement, we agreed to issue, on or before January 31, 2012, Two Million (2,000,000) shares of the Company’s common stock to Firelake in partial consideration for the acquisition by Company of the Property.

The transaction described above was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.             Financial Statements and Exhibits.

                (d)  Exhibits

Exhibit                  Description

10.1                        Mineral Property Acquisition Agreement, by and between Company and Firelake Resources Inc., entered into on June 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Joshua Gold Resources Inc.
(Registrant)

Date: July 18, 2011	By:	/S/ Benjamin Ward
Benjamin Ward President, Chief Executive Officer, and Director